================================================================================

                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0362 /
                                                / Expires:  October 31, 2001   /
                                                / Estimated average burden     /
                                                / hours per response...... 1.0 /
                                                /------------------------------/

+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                 Washington, DC 20549

[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        PATTON                     MICHAEL                           M
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                     600 CENTURY PLAZA DRIVE, BUILDING 140
    ----------------------------------------------------------------------------
                                   (Street)

       HOUSTON                        TX                              77073
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol INDUSTRIAL DATA SYSTEMS CORPORATION
                                             -----------------------------------

3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------

4.  Statement for Month/Year    DECEMBER, 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [ ] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

    VICE PRESIDENT--BUSINESS DEVELOPMENT FOR SUBSIDIARY COMPANY OF INDUSTRIAL DATA SYSTEMS CORPORATION


7.  Individual or Joint/Group Reporting  (Check applicable line)

     X  Form Filed by One Reporting Person
    ___

    ___ Form Filed by More than One Reporting Person

-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at the        Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common                        10/7/99       5,P,L        2,000     A        0.938     2,000 (in 1999)         I        Held in name
                                                                                                                       of Michael M.
                                                                                                                       Patton
                                                                                                                       Revocable
                                                                                                                       Trust,
                                                                                                                       Stephanie
                                                                                                                       Carole
                                                                                                                       Patton,
                                                                                                                       trustee
------------------------------------------------------------------------------------------------------------------------------------
Common                        11/2/00       5,P,L        3,000     A        .0625     5,000 (in 2000)         I        Held in name
                                                                                                                       of Michael M.
                                                                                                                       Patton
                                                                                                                       Revocable
                                                                                                                       Trust,
                                                                                                                       Stephanie
                                                                                                                       Carole
                                                                                                                       Patton,
                                                                                                                       trustee
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   ---------------------------
                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 --------------------------------------------                                Owned                 (D) or             ship
 Date          Expira-              Amount or                                at End                Indi-              (Instr. 4)
 Exer-         tion         Title   No. of                                   of Year               rect (I)
 cisable       Date                 Shares                                   (Instr. 4)            (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

Explanation of Responses:

Form 5 filings for the above reported transactions were inadvertently overlooked by the filer.


       /s/ MICHAEL M. PATTON              APRIL 4, 2001
       --------------------------------  -----------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.